Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 102 to the Registration Statement on Form N-1A of Fidelity Advisor Series IV: Fidelity Limited Term Government Fund (formerly known as Fidelity Institutional Short-Intermediate Government Fund), of our report dated January 21, 2015 relating to the financial statements and financial highlights included in the November 30, 2014 Annual Report to Shareholders of the above referenced fund, which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts January 23, 2015